 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

____________________

Date of report (Date of earliest event reported): December 16, 2019

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

As previously reported, on May 15, 2019, Amyris, Inc. (the “Company”) entered into an exchange agreement with Total Raffinage Chimie (“Total”), a commercial partner of the Company and an owner of greater than five percent of the Company’s outstanding common stock, with the right to designate one member of the Company’s Board of Directors, pursuant to which Total agreed to exchange its 6.50% Convertible Senior Notes due 2019 of the Company, in the principal amount of $9.7 million (the “Exchange Note”), for a new senior convertible note (the “New Note”) with an equal principal amount and with substantially identical terms as the Exchange Note, except that the maturity date of the New Note would be June 14, 2019 (the “Total Exchange”), which maturity date was subsequently extended (i) effective June 14, 2019, to July 18, 2019, (ii) effective July 18, 2019, to August 28, 2019, (iii) effective August 28, 2019, to October 28, 2019 and (iv) effective October 28, 2019, to December 16, 2019. The Total Exchange was previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 17, 2019, and the previous extensions of the maturity date of the New Note and related matters were previously reported in Current Reports on Form 8-K filed by the Company with the SEC on June 20, 2019, July 24, 2019, September 4, 2019 and November 6, 2019, and all of such disclosure is incorporated herein by reference.

Effective December 16, 2019, the Company and Total agreed to extend the maturity date of the New Note from December 16, 2019 to January 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 20, 2019	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Business Officer